Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 30, 2011 relating to the combined consolidated financial statements of Manning & Napier Companies, and our report dated June 30, 2011 relating to the statement of financial condition of Manning & Napier, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Rochester, New York

October 31, 2011